Exhibit 2.2

AMENDMENT NO. 1 TO THE

STOCK PURCHASE AND SALE AGREEMENT

BETWEEN

IDX SYSTEMS CORPORATION

AND

TOTAL eMED, INC.

THIS Amendment No. 1 is entered into as of June 18, 2003 (the “Amendment”), between IDX Systems Corporation, a Vermont corporation (“Seller”), and Total eMed, Inc., a Delaware corporation (“Buyer”), and amends the Stock Purchase and Sale Agreement dated as of April 10, 2003, between such parties (the “Purchase Agreement”). Capitalized terms used herein and otherwise not defined shall have such meanings as ascribed thereto in the Purchase Agreement.

1.	Section 1.4(d) of the Purchase Agreement shall be amended by the deletion of Section 1.4(d) in its entirety and substituting in lieu thereof the following provision:

“(d) If the Final W.C. is determined to be less than $20,796,000, then, within five Business Days following the W.C. Adjustment Final Determination Date, the Seller shall pay an amount equal to the difference between the Final W.C. and $20,796,000 (the “Shortfall Amount”) to the Buyer. If the Final W.C. is determined to be greater than $20,796,000, then, within five Business Days following the W.C. Adjustment Final Determination Date, the Buyer shall pay an amount equal to the difference between the Final W.C. and $20,796,000 (the “Excess Amount”) to the Seller. Any payments of either the Shortfall Amount or the Excess Amount shall be referred to herein as the “W.C. Adjustment.””

2.	Section 11.5 of the Purchase Agreement shall be amended by the deletion of the first sentence of Section 11.5 and substituting in lieu thereof the following provision:

“No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Seller (in the case of an assignment by the Buyer) or the Buyer (in the case of an assignment by the Seller), which written approval shall not be unreasonably withheld or delayed; provided, however, this Agreement and the rights, interests and obligations of the Buyer hereunder shall be freely assignable by the Buyer and its successors and assigns permitted hereunder to Merrill Lynch Capital, a Division of Merrill Lynch Business Financial Services Inc., as an initial lender and as agent (“Agent”) for any other lenders from time to time party to that certain Credit Agreement dated as of June 18, 2003 by and among Buyer, Agent and such lenders (as the same may be amended, restated, supplemented or otherwise modified from time to time); provided further, however, no such assignment by the Buyer to Agent shall relieve the Buyer of any of its obligations under this Agreement.”

3	The Purchase Agreement, as supplemented and modified by this Amendment, together with the other writings referred to in the Purchase Agreement or delivered pursuant thereto which form a part thereof, contain the entire agreement among the Parties with respect to the subject matter thereof and amend, restate and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

4.	Upon execution of this Amendment by the Parties, on and after the date hereof, each reference in the Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference in the other documents entered into in connection with the Purchase Agreement, shall mean and be a reference to the Purchase Agreement, as amended hereby. Except as specifically amended above, the Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed.

5.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Amendment may be executed by facsimile signature.

6.	This Amendment shall be binding on all parties to the Purchase Agreement as and when executed by the Buyer and the Seller.

IN WITNESS WHEREOF this Amendment has been executed by the parties as of the date first above written.

IDX SYSTEMS CORPORATION

By:	/s/ JOHN A. KANE
Name:	John A. Kane
Title:	Sr. V.P., CFO + Treasurer

TOTAL EMED, INC.

By:	/s/ STEVEN E. SIMPSON
Name:	Steven E. Simpson
Title:	President and CEO

[Signature page to Amendment No. 1 to the Stock Purchase and Sale Agreement]